Exhibit 99.1

Company Contact:	or	Investor Contact:

Arnaldo Galassi Vice President and CFO VendingData™ Corporation 702-733-7195 agalassi@vendingdata.com		Yvonne L. Zappulla Managing Director Wall Street Consultants Corp. 212-681-4108 Yvonne@WallStreetIR.com
VendingData Completes Sale of One Million Shares of Common Stock to Elixir Group
LAS VEGAS, Nevada — (PRNewsWire)- January 18, 2007-VendingData™ Corporation (AMEX: VNX), announced today that it has completed the sale of 1.0 million shares of common stock at $2.65 per share to Elixir Group Limited (“Elixir”), a wholly owned subsidiary of Hong Kong based Melco Group. On December 28, 2006, VendingData shareholders authorized and approved the issuance of all the shares of the Company’s common stock and warrants issuable pursuant to the Securities Purchase Agreement (“SPA”) dated October 11, 2006 between VendingData and Elixir.
About VendingData Corporation
VendingData Corporation is a Las Vegas-based developer, manufacturer and distributor of innovative products for the gaming industry. The company’s products include the DeckChecker™, PokerOne®, the Random Ejection Shuffler™ lines, and the Dolphin Chip product line, which include traditional and high-frequency (13.56 MHz) RFID gaming chips. VendingData™’s newest innovative products include the ChipWasher™ and high-value gaming plaques. Visit the VendingData Web site at www.vendingdata.com .
About Elixir Group Limited
Based in Macau, Elixir, the gaming technology unit of Melco International Development Limited, is the premier IT infrastructure specialist in Macau and is rapidly emerging as the leading gaming technology solutions provider in Asia. On October 11, 2006, Elixir entered into multi-faceted alliance agreements with VendingData, significantly expanding the business relationship of the two companies. The agreements include an equity investment in VendingData by Elixir, exclusive discussions for VendingData to acquire an equity interest in Elixir, expanded distribution agreement with Elixir in Asia in respect to chip related products, an engineering and manufacturing alliance and a global acquisition alliance. For more information, please visit www.elixir.com.hk.
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